Exhibit 99.1

News Release

Superior Industries Reports Fourth Quarter and

Full Year 2018 Financial Results

Full Year 2018 Highlights:

•	Unit shipments of 21.0 million compared to 17.0 million in the prior year

•	Net sales of $1.5 billion compared to $1.1 billion in the prior year

•	Value-Added Sales(1) of $797 million compared to $617 million in the prior year

•	Value-Added Sales(1) per wheel of $37.98, up $1.71 compared to the prior year

•

Net income of $26 million and earnings per diluted share of $0.29, which includes acquisition-related and one-time benefits of $0.34 per diluted share, compared to a Net loss of $6 million in the prior year

•	Adjusted EBITDA(1) of $186 million compared to $140 million in the prior year

SOUTHFIELD, MICHIGAN – March 7, 2019 – Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP), one of the world’s leading aluminum wheel suppliers for OEMs and the European aftermarket, today reported financial results for the fourth quarter and fiscal year ended December 31, 2018.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Units in Thousands)

	Three Months		Twelve Months
Units	4Q 2018	4Q 2017	FY 2018	FY 2017
North America	2,643	2,889	11,282	11,473
Europe	2,524	2,474	9,709	5,535

Global	5,167	5,363	20,991	17,008
Net Sales
North America	$193.7	$191.2	$800.4	$732.5
Europe	185.1	170.6	701.4	375.6

Global	$378.8	$361.8	$1,501.8	$1,108.1
Valued-Added Sales (1)
North America	$94.0	$99.3	$388.2	$390.2
Europe	112.3	104.2	409.0	226.6

Global	$206.3	$203.5	$797.2	$616.8

“2018 marked our first full year as a more diversified and globally competitive company with the addition of our European operations. Despite slightly weaker year-over-year industry production in both of our regions, the overall market remained relatively strong compared to historical levels.

(1)	See “Non-GAAP Financial Information” below for a definition and reconciliation to the most comparable GAAP measure.

During the year, we made progress with our efforts to integrate our businesses, and we remain focused on fully leveraging the best practices of both teams to continue realizing the benefits of the acquisition of our European operations. In the second half of the year, we faced some hurdles due to lower industry volumes in Europe, electrical rate increases in Mexico, and launch challenges as we continued to see a shift towards more sophisticated finishes and larger diameter wheels, which is underscored by the increase in our Value-Added Sales per wheel,” commented Timothy McQuay, Executive Chairman of Superior Industries. “Looking forward to 2019, our expectation for the market is low-single digit industry production declines in both regions. Despite the production outlook, we remain fully committed to executing our strategy to enhance our operational efficiencies, specifically in North America, and supporting our global customer base to deliver shareholder value. To that end, we are continuing our search for a permanent Chief Executive Officer with a focus on finding an individual with a proven track record of operational success.”

Note that comparative results for the full year 2018 were impacted by the inclusion of an additional five months of Superior’s European operations compared to 2017 prior to the closing of the acquisition on May 30, 2017, and an additional week in 2017 compared to 2018 in North America to align the fiscal year of our North America operations with the calendar year.

Fourth Quarter Results

Wheel unit shipments were 5.2 million in the fourth quarter of 2018, a decrease of 3.7%, compared to unit shipments of 5.4 million in the prior year period. The change in units was driven by higher shipments in Superior’s European operations, offset by a decline in North America due primarily to lower year-over-year production by our key customers.

Net sales for the fourth quarter of 2018 were $378.8 million, compared to net sales of $361.8 million in the fourth quarter of 2017. This increase in the quarter was driven by higher aluminum prices, larger diameter wheels, and a higher proportion of shipments from our European operations, partially offset by lower volumes in North America.

Value-Added Sales, a non-GAAP financial measure defined as net sales less the value of aluminum and services provided by outsourced service providers that are included in net sales, were $206.3 million for the fourth quarter of 2018, a 1.4% increase compared to the fourth quarter of 2017. The increase in Value-Added Sales was driven by the continued shift towards production of larger, more complex wheels, and more shipments in Europe, partially offset by lower volume in North America. See “Non-GAAP Financial Information” below and the reconciliation of consolidated net sales to Value-Added Sales in this press release.

Gross profit for the fourth quarter of 2018 was $36.3 million, compared to $39.7 million in the prior year period. Gross profit as a percentage of Value-Added Sales was 17.6%, compared to 19.5% in the prior year quarter. The decrease in gross profit for the quarter was primarily due to lower production and sales volume and production inefficiencies in North America, offset partially by favorable mix and strong performance in our European operations.

Selling, general, and administrative expenses for the fourth quarter of 2018 were $17.1 million, or 4.5% of net sales, compared to $25.9 million, or 7.2% of net sales in the prior year period. Selling, general, and administrative expenses were lower for the fourth quarter of 2018 due to a reduction in costs related to the integration of our European operations and lower compensation accruals.

Income from operations for the fourth quarter of 2018 was $19.2 million, or 9.3% of Value-Added Sales, compared to income from operations of $13.8 million, or 6.8% of Value-Added Sales in the prior year period.

The income tax provision for the fourth quarter ended December 31, 2018 was $5.2 million on pre-tax income of $13.4 million. The provision for the quarter was impacted primarily by a valuation allowance on a deferred tax asset for interest expense, which was recorded during 2018. Superior determined the deferred tax asset for interest expense to not be allowed based on revised guidance from the IRS in November related to the Tax Cuts and Jobs Act.

For the fourth quarter of 2018, the Company reported net income of $8.2 million, and earnings per diluted share of $0.61, including the benefit of acquisition and one-time items totaling $0.77 per diluted share. This compares to a net loss of $4.6 million, or $0.50 loss per diluted share, in the fourth quarter of 2017.

Adjusted EBITDA, a non-GAAP financial measure, was $45.6 million, or 22.1% of Value-Added Sales, for the fourth quarter of 2018. This compares to $48.9 million, or 24.0% of Value-Added Sales, for the fourth quarter of 2017. The decrease in Adjusted EBITDA as a percentage of Value-Added Sales was primarily driven by lower production and sales volumes and production inefficiencies in North America, offset partially by lower compensation accruals, improved product mix, and strong performance in Europe.

The Company reported net cash provided by operating activities of $91.8 million in the fourth quarter of 2018 compared to cash provided by operating activities of $46.5 million during the fourth quarter of 2017. The increase in net cash from operating activities was primarily driven by improvement in working capital.

Cash used for capital expenditures during the fourth quarter to support expansion and enhancement of the Company’s portfolio of products and technologies, as well as ongoing maintenance, totaled $22.2 million.

During the fourth quarter of 2018, the Company paid total dividends of $7.1 million, including $2.3 million to holders of common stock, $3.9 million to holders of preferred stock, and $1.0 million to minority stockholders of Superior Industries Europe AG whose shares were purchased in 2018. Superior also purchased a total of $5.7 million in shares from minority shareholders of Superior Industries Europe AG during the fourth quarter. The amount still outstanding related to the minority interest in Superior Industries Europe AG is approximately $14 million.

Full Year 2018 Results

Wheel unit shipments were 21.0 million for 2018 compared to unit shipments of 17.0 million in the prior year. The increase in unit shipments was primarily due to the inclusion of the additional five months of Superior’s European operations in 2018, which drove 4.2 million units of improvement, as well as slightly higher shipments during the first half of 2018, offset by lower volumes in the second half of 2018.

Net sales for 2018 were $1,501.8 million, compared to net sales of $1,108.1 million in 2017. Value-Added Sales, a non-GAAP financial measure, were $797.2 million for 2018 versus $616.8 million in the prior year. Both net sales and Value-Added Sales benefited from the inclusion of five additional months of Superior’s European operations in addition to stronger product mix comprised of larger diameter wheels. Net sales also benefited from higher aluminum prices. See “Non-GAAP Financial Information” below and the reconciliation of consolidated net sales to Value-Added Sales in this press release.

Gross profit for 2018 was $163.5 million compared to $102.9 million in the prior year. Gross profit as a percentage of Value-Added Sales was 20.5% compared to 16.7% in the prior year. The increase in gross profit was due mainly to the inclusion of an additional five months of Superior’s European operations in 2018, impacts from purchase accounting in 2017, strong first-half results in both regions, and improved product mix, offset partially by lower second-half volume globally and second-half production inefficiencies in North America.

Selling, general, and administrative expenses for 2018 were $77.7 million, or 5.2% of net sales, compared to $81.4 million, or 7.4% of net sales, in the prior year. The decrease in SG&A relative to net sales primarily reflects lower acquisition and integration expenses. Excluding acquisition-related items in both periods, selling, general, and administrative expenses as a percentage of net sales were flat year-over-year.

Income from operations for 2018 was $85.8 million compared to income from operations of $21.5 million in the prior year.

The provision for income taxes for 2018 was $6.3 million resulting in an effective tax rate of 19.5% for the year. This compares to an income tax provision for the year ended 2017 of $6.9 million.

For 2018, the Company reported net income of $26.0 million, or earnings per diluted share of $0.29, including the benefit of acquisition and one-time items totaling $0.34 per diluted share. This compares to a net loss of $6.2 million, or a loss per diluted share of $1.01, in 2017.

Adjusted EBITDA, a non-GAAP financial measure, was $185.6 million, or 23.3% of Value-Added Sales, in 2018, which compares to $140.1 million, or 22.7% of Value-Added Sales, in 2017. The increase in Adjusted EBITDA was primarily driven by the inclusion of an additional five months of Superior’s European operations in 2018, strong first-half results in both regions and improved product mix with larger diameter wheels, partially offset by second-half production inefficiencies in North America and lower second-half global volume. See “Non-GAAP Financial Information” below and the reconciliation of net income to Adjusted EBITDA in this press release.

The Company reported net cash provided by operating activities of $156.1 million for the full year 2018 compared to cash provided by operating activities of $63.7 million in 2017. The increase in net cash from operating activities was driven by the additional five months of European operations and improved working capital management including the introduction of an Accounts Receivable program in North America. Compared to year end December 31, 2017, factoring at year end December 31, 2018 increased, generating a benefit to net cash provided by operating activities of approximately $32.5 million.

Cash used by investing activities included $77.7 million of capital expenditures during the year compared to capital expenditures of $70.9 million in the prior year. The increase from the prior year was primarily driven by the inclusion of an additional five months of Superior’s European operations in 2018.

Cash used by financing activities included dividends totaling $28.8 million with dividends to common stockholders of $9.0 million, preferred dividends of $18.8 million, which includes $1.9 million of participation on the common dividends as well as $16.9 million of dividends at the 9.0% rate (note that due to timing of business days in the year, there was one additional preferred dividend paid during the calendar year), and dividends of $1.0 million paid to minority shareholders of Superior Industries Europe AG. Superior also purchased $39.1 million of shares from minority shareholders of Superior Industries Europe AG during the year.

Capital Structure and Liquidity as of December 31, 2018

Total funded debt and net debt at December 31, 2018 were $685 million and $637 million, respectively. Cash and available amounts under revolving credit facilities totaled $239 million.

2019 Outlook

Based on industry outlook for North America and Europe as well as Superior’s portfolio of product and launches, Superior’s full year 2019 outlook is as follows:

•	Superior expects net sales to be in the range of $1.42 billion to $1.47 billion, driven by unit shipments of 19.85 million to 20.30 million

•	Value-Added Sales is expected to be in the range of $765 million to $805 million

•	Adjusted EBITDA is expected to be in the range of $170 million to $185 million

•	Cash flow from operations is expected to be between $125 million and $145 million

•	Capital expenditures are expected to be approximately $85 million

Value-Added Sales and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Information.” In reliance on the safe harbor provided under section 10(e) or Regulation S-K, Superior has not quantitatively reconciled differences between Adjusted EBITDA presented in the 2019 Outlook to net income, the most comparable GAAP measure, as Superior is unable to quantify certain amounts that would be required to be included in net income without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be significant.

Conference Call

Superior will host a conference call beginning at 8:00 AM ET on Thursday, March 7, 2019. The conference call may be accessed by dialing (855) 719-5012 for participants in the U.S./Canada or +1 (334) 323-0522 for participants outside the U.S./Canada using the required conference ID 1458784. The live conference call can also be accessed by logging into the Company’s website at www.supind.com or by clicking this link: earnings call webcast. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company’s management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates and partners with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands including ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange and is a component of Standard & Poor’s Small Cap 600 and Russell 2000 Indices. For more information, please visit www.supind.com.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “Adjusted EBITDA,” which Superior has defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs and impairments of long-lived assets and investments, changes in fair value of redeemable preferred stock embedded derivative liability, acquisition and integration costs, CEO separation related costs, and Accounts Receivable factoring fees. This release also refers to “Value-Added Sales,” which Superior defines as net sales less the value of aluminum and services provided by outsourced service providers that are included in net sales.

Management believes the non-GAAP financial measures used in this press release are useful to management and may be useful to investors in their analysis of the Company’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies.

For reconciliations of Adjusted EBITDA and Value-Added Sales to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the “Investors” link at www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2019 Outlook included herein, the Company’s ability to integrate European operations, and the Company’s strategic and operational initiatives, product mix and overall cost improvement and are based on current expectations, estimates, and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year-ended December 31, 2017, and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:

Superior Investor Relations

Troy Ford

(248) 234-7104

Investor.Relations@supind.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months		Twelve Months
	4Q 2018	4Q 2017	YTD 2018	YTD 2017
Net Sales	$378.8	$361.8	$1,501.8	$1,108.1
Cost of Sales	342.5	322.1	1,338.3	1,005.2

Gross Profit	$36.3	$39.7	$163.5	$102.9
SG&A	17.1	25.9	77.7	81.4

Income From Operations	$19.2	$13.8	$85.8	$21.5
Interest Expense, net	(12.7)	(11.6)	(50.1)	(40.0)
Other (Expense) Income, net	(0.1)	3.0	(6.9)	13.2
Change in Fair Value of Preferred Derivative	7.0	2.1	3.5	6.2

Income Before Income Taxes	$13.4	$7.3	$32.3	$0.9
Income Tax Provision	(5.2)	(11.7)	(6.3)	(6.9)

CONSOLIDATED NET INCOME (LOSS)	8.2	(4.4)	26.0	(6.0)
Less: Net Income Attributable to Noncontrolling Interest	—	(0.2)	—	(0.2)

Net Income (Loss) Attributable to Superior	$8.2	$(4.6)	$26.0	$(6.2)

Earnings (Loss) Per Share:
Basic	$0.61	$(0.50)	$0.29	$(1.01)
Diluted	$0.61	$(0.50)	$0.29	$(1.01)
Weighted Average and Equivalent Shares Outstanding for EPS (in Thousands):
Basic	25,019	24,901	24,994	24,929
Diluted	25,175	24,901	25,155	24,929

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	12/31/2018	12/31/2017
Current Assets	$370.4	$417.4
Property, Plant and Equipment, net	532.8	536.7
Investments and Other Assets	548.4	597.2

Total Assets	$1,451.6	$1,551.3

Current Liabilities	$178.5	$195.1
Long-Term Liabilities	741.5	765.8
Redeemable Preferred Shares	144.5	144.7
European Noncontrolling Redeemable Equity	13.8	—
Shareholders’ Equity	373.3	393.8
Noncontrolling Interest	—	51.9

Total Liabilities and Shareholders’ Equity	$1,451.6	$1,551.3

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in Millions)

	Three Months Ended		Twelve Months Ended
	4Q18	4Q17	YTD 2018	YTD 2017
Net income (loss)	$8.2	($4.4)	$26.0	($6.0)
Depreciation and amortization	23.1	23.7	95.1	69.3
Income tax, non-cash changes	13.4	13.1	(1.0)	(3.4)
Stock-based compensation	(0.8)	1.6	2.1	2.6
Debt amortization	1.0	1.1	3.9	7.3
Other non-cash items	1.4	1.8	5.6	1.2
Changes in operating assets and liabilities:
Accounts receivable	39.9	12.2	42.8	4.6
Inventories	15.8	6.4	(6.1)	(1.3)
Other assets and liabilities	1.8	(8.5)	(7.8)	(8.2)
Accounts payable	(0.6)	6.3	(9.1)	1.4
Income taxes	(11.4)	(6.8)	4.6	(3.8)

Cash Flow Provided by Operating Activities	$91.8	$46.5	$156.1	$63.7
Capital Expenditures	(22.2)	(14.1)	(77.7)	(71.0)
Acquisition of UNIWHEELS, net of cash acquired	—	(5.5)	—	(706.7)
Proceeds from sales and maturities of investments	0.6	—	0.6	—
Proceeds from sale of property, plant and equipment	—	—	—	0.1

Cash Flow (Used) by Investing Activities	($21.6)	($19.6)	($77.1)	($777.6)
Purchase of non-controlling redeemable shares	(5.7)	—	(39.1)	—
Proceeds from the Issuance of Long-term Debt	—	—	—	975.6
Proceeds from the Issuance of Redeemable Preferred Shares	—	—	—	150.0
Debt Repayment	(2.5)	(3.9)	(7.9)	(334.1)
Cash Dividends	(7.1)	(6.1)	(28.8)	(19.5)
Stock Repurchase	—	—	—	(5.0)
Payments Related to Tax Withholdings for Stock-Based Compensation	—	(0.2)	(0.6)	(1.7)
Proceeds from Exercise of Stock Options	—	—	0.1	—
Preferred Stock Issuance Costs	—	—	—	(3.7)
Deferred Financing Costs Paid	—	(1.2)	—	(31.6)
Net (Payments) Borrowings on Revolving Credit Facility	(18.6)	—	—	(28.9)

Cash Flow (Used) Provided by Financing Activities	($33.9)	($11.4)	($76.3)	$701.1
Effect of Exchange Rate on Cash	(0.3)	0.5	(1.6)	1.4

Net Change in Cash	$36.0	$16.0	$1.1	($11.4)
Cash—Beginning	11.5	30.4	46.4	57.8

Cash—Ending	$47.5	$46.4	$47.5	$46.4

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Earnings Per Share Calculation (Unaudited)

(Dollars and Shares in Millions)

	Three Months		Twelve Months
	4Q 2018	4Q 2017	YTD 2018	YTD 2017
Basic EPS Calculation
Net Income (Loss) Attributable to Superior	$8.2	$(4.6)	$26.0	$(6.2)
Less: Accretion of Preferred Stock	(4.1)	(4.1)	(17.0)	(9.3)
Less: Redeemable Preferred Stock Dividends	(3.9)	(3.8)	(15.5)	(9.6)
Add: Preferred Stock Modification	15.3	—	15.3	—
Less: European Noncontrolling Redeemable Equity Dividends	(0.2)	—	(1.5)	—

Numerator	$15.3	$(12.5)	$7.3	$(25.1)
Denominator: Weighted Avg. Shares Outstanding	25.0	24.9	25.0	24.9

Basic Earnings (Loss) Per Share	$0.61	$(0.50)	$0.29	$(1.01)

Diluted EPS Calculation
Net Income (Loss) Attributable to Superior	$8.2	$(4.6)	$26.0	$(6.2)
Less: Accretion of Preferred Stock	(4.1)	(4.1)	(17.0)	(9.3)
Less: Redeemable Preferred Stock Dividends	(3.9)	(3.8)	(15.5)	(9.6)
Add: Preferred Stock Modification	15.3	—	15.3	—
Less: European Noncontrolling Redeemable Equity Dividends	(0.2)	—	(1.5)	—

Numerator	$15.3	$(12.5)	$7.3	$(25.1)
Weighted Avg. Shares Outstanding-Basic	25.0	24.9	25.0	24.9
Dilutive Stock Options and Restricted Stock Units	0.1	—	0.2	—

Denominator: Weighted Avg. Shares Outstanding	25.1	24.9	25.2	24.9

Diluted Earnings (Loss) Per Share	$0.61	$(0.50)	$0.29	$(1.01)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Impact of Acquisition-related and One-time Items on EPS (Unaudited)

(Dollars in Millions, except EPS amounts)

	Three Months		Twelve Months
	4Q 2018	4Q 2017	YTD 2018	YTD 2017	Location on Income Statement
Before Tax Impact on Net Income
Inventory Step-up	$—	$(1.3)	$—	$(12.1)	Cost of Sales
M&A, integration and CEO separation costs	(2.9)	(7.2)	(11.2)	(32.1)	SG&A
Factoring fees	(0.5)	—	(0.5)	—	Other Income
Non-Recurring Interest	—	—	—	(12.2)	Interest
Foreign Exchange M&A Gains	—	—	—	8.2	Other Income
Change in Fair Value of Preferred Derivative	7.0	2.1	3.5	6.2	Other Income

Total Before Tax Impact on Net Income	$3.6	$(6.4)	$(8.2)	$(42.0)
After Tax Impact on Net Income	$4.0	$(5.2)	$(6.8)	$(35.9)
Preferred Stock Modification	15.3	—	15.3	—	EPS Only

Total Impact on Numerator for Earnings Per Share	$19.3	$(5.2)	$8.5	$(35.9)
Weighted Average Shares Outstanding—Basic	25.0	24.9	25.0	24.9
Impact on Earnings (Loss) Per Share	$0.77	$(0.21)	$0.34	$(1.44)

Value-Added Sales	Three Months		Twelve Months
	4Q 2018	4Q 2017	YTD 2018	YTD 2017
Net Sales	$378.8	$361.8	$1,501.8	$1,108.1
Less:
Aluminum Value and Outside Service Provider Costs	(172.5)	(158.3)	(704.6)	(491.3)

Value-Added Sales	$206.3	$203.5	$797.2	$616.8

Adjusted EBITDA	Three Months		Twelve Months
	4Q 2018	4Q 2017	YTD 2018	YTD 2017
Net Income (Loss) Attributable to Superior	$8.2	$(4.4)	$26.0	$(6.0)
Adjusting Items:
- Interest Expense, net	12.7	11.6	50.1	40.0
- Income Tax Provision	5.2	11.8	6.3	6.9
- Depreciation	16.7	17.4	68.7	54.2
- Amortization	6.4	6.1	26.3	15.2
- M&A, integration and CEO separation costs and factoring fees		8.5	11.7	35.9
- Change in Fair Value of Preferred Derivative	(7.0)	(2.1)	(3.5)	(6.2)
- Closure Costs (Excluding Accelerated Depreciation)	—	—	—	0.1

	$37.4	$53.3	$159.6	$146.1

Adjusted EBITDA	$45.6	$48.9	$185.6	$140.1

Outlook for Full Year 2019 Value-Added Sales	Outlook Range
Net Sales Outlook	$1,420.0	$1,470.0
Less: Aluminum Value and Outside Service Provider Costs	(655.0)	(705.0)

Value-Added Sales Outlook	$765.0	$805.0